Exhibit 12.3

Ratio of Earning to Fixed Charges and Preferred Dividends

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
EXCLUDING INTEREST ON DEPOSITS:

Pre-tax income	$(811,112)	$(411,432)	$138,213	$108,176	$90,623
Preferred stock dividend	(17,369)	(1,208)	0	0	0

Pre-tax income available to common shareholders	(828,481)	(412,640)	138,213	108,176	90,623
Fixed charges	109,128	129,282	140,816	105,838	81,930

Earnings	$(719,353)	$(283,358)	$279,029	$214,014	$172,553

Interest expense-short term borrowings	$16,476	$20,820	$29,956	$35,979	$35,255
Interest expense-long term borrowings	69,633	100,353	104,048	65,691	44,031
Preferred stock dividend	17,369	1,208	0	0	0
Portion of long-term leases representative of the interest factor **	5,650	6,901	6,812	4,168	2,644

Fixed charges	$109,128	$129,282	$140,816	$105,838	$81,930

Earnings to fixed charges, excluding interest on deposits	*	*	$1.98	$2.02	$2.11

INCLUDING INTEREST ON DEPOSITS:

Pre-tax income	$(811,112)	$(411,432)	$138,213	$108,176	$90,623
Preferred stock dividend	(17,369)	(1,208)	0	0	0

Pre-tax income available to common shareholders	(828,481)	(412,640)	138,213	108,176	90,623
Fixed charges	278,389	363,619	418,430	291,111	173,920

Earnings	$(550,092)	$(49,021)	$556,643	$399,287	$264,543

Interest expense-short term borrowings	$185,737	$255,157	$307,570	$221,252	$127,245
Interest expense-long term borrowings	69,633	100,353	104,048	65,691	44,031
Preferred stock dividend	17,369	1,208	0	0	0
Portion of long-term leases representative of the interest factor **	5,650	6,901	6,812	4,168	2,644

Fixed charges	$278,389	$363,619	$418,430	$291,111	$173,920

Earnings to fixed charges, including interest on deposits	*	*	$1.33	$1.37	$1.52

*	Earnings to fixed charges and preferred dividends were a deficiency of $828.5 million and $412.6 million for the years ended December 31, 2009 and 2008, respectively.
**	The interest factor on long-term operating leases represented a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.